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                                                                   Exhibit 3.1


                          Certificate of Amendment of

                      the Certificate of Incorporation of

                      Intermagnetics General Corporation

                 Under ss.805 of the Business Corporation Law

         WE, THE UNDERSIGNED, Carl H. Rosner, Glenn Epstein and Catherine E. Arduini, being respectively the Chairman and Chief Executive Officer, the President and the Corporate Secretary of Intermagnetics General Corporation, hereby certify that:

1. The name of the corporation is Intermagnetics General Corporation.

2. The name under which the corporation was formed is Magnetics International Corporation.

3. The Certificate of Incorporation was filed by the Department of State on the 1st day of April, 1971.

4. The corporation's Certificate of Incorporation is hereby amended by the addition of the following Article THIRD-B stating the number, designation, relative rights, preferences and limitations of the shares of a series of preferred stock as fixed by the corporation's board of directors pursuant to Article THIRD-A of the company's Certificate of Incorporation:

THIRD-B: Pursuant to Article THIRD-A, the board of directors has designated 70,000 shares of preferred stock as Series A Preferred Stock. The designations, relative rights, preferences and limitations in respect of such Series A Preferred Stock of the corporation shall be as follows:


(a) Voting Rights.

Except as otherwise expressly required pursuant to the Business Corporation Law, the holders of shares of the Series A Preferred Stock shall not be entitled to vote such shares in any elections or proceedings, and shall be entitled to no notice of any such elections or proceedings.

(b) Dividends.

The holders of the Series A Preferred Stock shall not be entitled to any preferential dividends. Notwithstanding the foregoing, holders of the Series A Preferred Stock shall be entitled to share ratably with the holders of the


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corporation's common stock, $.10 par value per share (the "Common Stock"), out of funds legally available therefor, any cash dividends when and if declared and paid with respect to the Common Stock. In determining the ratable share of the Series A Preferred Stock, each share of such Series A Preferred Stock shall be deemed equal to the number of shares of Common Stock issuable if such share of Series A Preferred Stock had been converted as of the record date for such dividend into Common Stock in accordance with the terms hereof. With respect to any stock dividends declared and distributed with respect to the Common Stock, holders of the Series A Preferred Stock shall be entitled to participate through an adjustment of the Series A Redemption Price and the Series A Conversion Price, as such terms are defined below, as follows: the Redemption Price or the Conversion Price, as the case may be, then in effect upon the record date for such stock dividend shall be adjusted upward by a percentage amount equal to the percentage amount of the stock dividend(s) declared and payable up to the date of redemption or conversion, and for which the adjustment is being calculated.

(c) Liquidation Preference.

Upon any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, or in the event of its insolvency, after the payment, or provision for payment, of all debts and liabilities of the corporation but subject to the liquidation rights and preferences of any class or series of Preferred Stock other than the Series A Preferred Stock, any and all remaining assets available for distribution shall be distributed ratably to the holders of the Series A Preferred Stock and the holders of Common Stock. In determining the ratable share of the Series A Preferred Stock, each share of such Series A Preferred Stock shall be deemed equal to the number of shares of Common Stock issuable if such share of Series A Preferred Stock had been converted as of the record date for such distribution into Common Stock in accordance with the terms hereof.

(d) Redemption.

The corporation shall have the right, upon approval of a majority of the board of directors, to redeem the Series A Preferred Stock, in whole or in part, at any time and from time to time after issuance. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be selected by the corporation by such method as the corporation shall deem appropriate.

With respect to any redemption, the corporation shall provide to all holders of the shares of Series A Preferred Stock to be redeemed, a written notice (the "Notice of Redemption") of its intention to redeem such shares. Within sixty days after receipt of the Notice of Redemption, the holders of the shares of Series A Preferred Stock to be redeemed shall deliver such certificates representing such shares of Series A Preferred Stock to the corporation for redemption and cancellation against payment of the applicable redemption price. If any of the shares of Series A Preferred Stock represented by a certificate so delivered to the corporation have not been called for redemption, the corporation shall issue to the holder of such certificate, upon delivery of such certificate, a new certificate for such unredeemed


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shares of Series A Preferred Stock. In the event that any holder of shares of
Series A Preferred Stock called for redemption shall fail to deliver any certificate or certificates representing such shares, such shares of Series A Preferred Stock shall be deemed redeemed and canceled, and the corporation shall set aside and reserve for payment upon delivery of such certificates the redemption price payable therefor.

The redemption price payable with respect to each share of Series A Preferred Stock that is the subject of a Notice of Redemption shall be $100 (the "Series A Redemption Price"), as adjusted from time to time as provided above for any stock dividends, plus all accrued and unpaid cash dividends, if any, as of the date of such Notice of Redemption upon such share.

(e) Conversion.

The corporation shall have the right, upon approval of a majority of the board of directors, to convert, in accordance with the terms hereof, any or all of the outstanding shares of the Series A Preferred Stock into Common Stock at any time and from time to time after the first anniversary of the date of issuance. If less than all of the outstanding shares of Series A Preferred Stock are to be converted, the shares of Series A Preferred Stock to be converted shall be selected by the corporation by such method as the corporation shall deem appropriate. If the corporation does not exercise its right to redeem or convert all of the shares of Series A Preferred Stock on or before November 30, 1999, then the outstanding shares of Series A Preferred Stock at that time shall automatically convert, in accordance with the terms hereof, into Common Stock effective as of December 1, 1999. If (i) the corporation is involved in a consolidation or merger into, or with, any other entity or entities other than a wholly owned subsidiary, and the corporation is not the surviving corporation, or (ii) the corporation engages in a sale, transfer or other disposition of all or substantially all of its assets, then the Series A Preferred Stock shall automatically convert, in accordance with the terms hereof, into Common Stock effective as of the day prior to the effective day for such event.

With respect to any conversion, the corporation shall provide to all holders of shares of Series A Preferred Stock which are to be converted a written notice (the "Notice of Conversion") of its intention to convert into Common Stock such shares of Series A Preferred Stock. Within sixty days after receipt of the Notice of Conversion, the holders of the shares of Series A Preferred Stock selected for conversion shall deliver all certificates representing such shares of Series A Preferred Stock to the corporation for conversion and cancellation. The corporation shall issue and deliver, or cause to be issued and delivered, to such holder, in such denomination or denominations, and registered in such name or names as specified in writing by such holder, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of the shares of Series A Preferred Stock surrendered by such holder. Notwithstanding the foregoing, the corporation shall not be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of a holder of shares of Series A Preferred Stock to be converted, and no such delivery shall be made unless and until the person requesting such issue has paid to the corporation the amount of any such tax or duty, or has established to the satisfaction of the corporation that such tax or duty has been paid. If any of the shares of Series A Preferred Stock represented by a certificate delivered to the corporation for conversion have not been selected for conversion, the corporation shall deliver to the holder of such certificate a new certificate for such unconverted shares of Series A Preferred Stock. In the event that any holder of shares of Series A Preferred Stock selected for conversion shall fail to deliver any certificate or certificates representing such shares, the shares of Series A Preferred Stock selected for conversion and represented thereby shall be deemed converted and canceled and the corporation shall set aside and reserve for issuance upon delivery of such certificates new certificates representing the applicable number of shares of Common Stock.

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The applicable number of shares of Common Stock into which each share of
Series A Preferred Stock that is the subject of a Notice of Conversion shall be converted shall be equal to the Series A Conversion Price, divided by the average of the closing price of the corporation's Common Stock on the American Stock Exchange (or, if the Common Stock is not then listed on the American Stock Exchange, on such other exchange or automated quotation system upon which the Common Stock is then listed or quoted) for the ten trading days immediately following the fiftieth day after the date of the Notice of Conversion (the "Market Price"). No fractional shares shall be issued upon conversion of Series A Preferred Stock. In lieu of any such fractional shares, the corporation shall pay in cash an amount equal to the fractional share multiplied by the Market Price. At the time of conversion, the corporation shall pay in cash an amount equal to the value of all dividends, if any, accrued and unpaid on the shares of Series A Preferred Stock being converted, as of the date of such Notice of Conversion.

The Series A Conversion Price shall be $100, as adjusted from time to time as provided above for any stock dividends.

The corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance on the conversion of the Series A Preferred Stock as herein provided, such number of shares of Common Stock as the board of directors reasonably and prudently determines, from time to time, would likely be issuable upon the conversion of all outstanding shares of Series A Preferred Stock. The corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed.

(f) Effect of Conversion or Redemption.

Except as otherwise expressly provided herein, no share of Series A Preferred Stock shall be entitled to any rights of conversion, redemption or dividends accruing after the date of the Notice of Redemption or Notice of Conversion, as the case may be, relating to such share, and as of such date all rights of the holder of such share as such holder, other than the right to receive the applicable redemption price or applicable number of shares of Common Stock, will cease, and such share will not be deemed to be outstanding thereafter.


6. The manner in which the this Certificate of Amendment of the Restated Certificate of Incorporation was authorized was by resolution adopted by a majority vote of the Board of Directors of the corporation, as provided in Article Three-A of the Restated Certificate of Incorporation of Intermagnetics General Corporation.


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         IN WITNESS WHEREOF, the undersigned have executed this Certificate on this 24th day of November, 1997, and affirm under the penalty of perjury that the statements contained herein are true.



                                    /s/ Carl H. Rosner
                                    -------------------------------------
                                    Carl H. Rosner
                                    Chairman and Chief Executive Officer



                                    /s/Glenn H. Epstein
                                    -------------------------------------
                                    Glenn H. Epstein
                                    President


                                    /s/Catherine E. Arduini
                                    -------------------------------------
                                    Catherine E. Arduini
                                    Corporate Secretary



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